Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Delivers Balanced Operating Results
Focus on Returns Evident in Auto and Homeowner Insurance Results

NORTHBROOK, Ill., November 2, 2016 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2016. The financial highlights were:

The Allstate Corporation Consolidated Highlights
	Three months ended September 30,			Nine months ended September 30,
($ millions, except per share amounts and ratios)	2016	2015	% / pts Change	2016	2015	% / pts Change
Consolidated revenues	$9,221	$9,028	2.1	$27,256	$26,962	1.1
Net income applicable to common shareholders	491	621	(20.9)	950	1,595	(40.4)
per diluted common share	1.31	1.54	(14.9)	2.51	3.87	(35.1)
Operating income*	474	610	(22.3)	1,031	1,488	(30.7)
per diluted common share*	1.26	1.52	(17.1)	2.72	3.61	(24.7)
Return on common shareholders’ equity
Net income applicable to common shareholders				7.4%	12.2%	(4.8) pts
Operating income*				9.4%	12.1%	(2.7) pts
Book value per common share				51.48	47.54	8.3
Property-Liability combined ratio
Recorded	95.5	93.6	1.9 pts	98.2	95.8	2.4 pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	88.0	89.3	(1.3) pts	88.0	89.1	(1.1) pts
Catastrophe losses	481	270	78.1	2,269	1,361	66.7

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate proactively balances near-term operating results with long-term strategy to meet the needs of our stakeholders,” said Tom Wilson, chairman and chief executive officer of The Allstate Corporation. “Net income applicable to common shareholders was $491 million in the third quarter, reflecting strong profitability from homeowners insurance and an improvement in underlying auto insurance margins. Catastrophe losses increased by $211 million (78%) in the third quarter and $908 million (67%) for the first three quarters, which led to a $457 million decline in year-to-date operating income versus 2015. The property-liability underlying combined ratio of 88.0 for the first three quarters was at the favorable end of our annual outlook range of 88 - 90(1). Total return on the investment portfolio was 5.2% year-to-date, as higher bond valuations and solid returns from performance-based investments were partially offset by lower market yields.

“Results on our five operating priorities for 2016 also reflect a balanced approach to adapting to the external environment,” Wilson continued. “Overall policies in force declined reflecting auto price increases of 7.8% for the Allstate brand over the last twelve months, which impacted both new business and customer retention.
__________
(1) A reconciliation of this non-GAAP measure to the combined ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting dates.

Providing a broad set of unique products through different distribution channels, including strong policy growth in Allstate Benefits, enabled us to offset a significant portion of the decline in Allstate brand auto policies. Despite auto insurance price increases, Allstate agency owners are effectively managing customer satisfaction by serving as trusted advisors to our customers. We made excellent progress on building capabilities to increase performance-based investments and expand Arity’s connected car platform. Our view that ‘corporations can do more’ is keeping our reputation with customers strong as we invest in our people and communities,” concluded Wilson.

Operating Results: Third Quarter 2016

•	Total revenue of $9.2 billion in the third quarter of 2016 increased by 2.1% compared to the prior year quarter.

◦	Property-liability insurance premiums increased 2.9%.

◦	Allstate Financial premiums and contract charges rose 6.1%.

◦	Net investment income was 7.3% lower.

◦	Realized capital gains of $33 million were flat.

•
Net income applicable to common shareholders in the third quarter was $491 million, or $1.31 per diluted share, compared to $621 million, or $1.54 per diluted share, in the third quarter of 2015. Operating income was $474 million in the third quarter of 2016, compared to $610 million in the third quarter of 2015.

•
Property-liability net income of $483 million was $46 million higher than the third quarter of 2015. Underwriting income* of $355 million was $136 million below the prior year quarter, driven by an increase in catastrophe losses and unfavorable prior year reserve reestimates in our Discontinued Lines and Coverages segment, partially offset by higher earned premium.

◦	The underlying combined ratio of 88.0 for the third quarter of 2016 was 1.3 points better than the third quarter of 2015, reflecting improved Allstate brand auto results.

◦	The auto profit improvement plan, which began in the second quarter of 2015, impacted results.

•	Auto insurance rate increases across all three underwriting brands are estimated at $1.2 billion of net written premium through the first three quarters of 2016 and $2.2 billion since March 31, 2015.

•	As expected, auto new business for all three underwriting brands declined by 24% through the third quarter of 2016.

•	The property-liability expense ratio declined by 0.8 points, to 25.0, through the first nine months of 2016 compared to the same time period in 2015.

Underwriting Results
	Three months ended September 30,			Nine months ended September 30,
($ millions, except ratios)	2016	2015	% / pts Change	2016	2015	% / pts Change
Property-Liability Results
Underwriting income (loss)	$355	$491	(27.7)	$414	$948	(56.3)
Auto	24	22	9.1	(44)	(13)	(238.5)
Homeowners	395	465	(15.1)	528	922	(42.7)
Discontinued Lines and Coverages	(100)	(49)	(104.1)	(104)	(53)	(96.2)
Recorded combined ratio	95.5	93.6	1.9 pts	98.2	95.8	2.4 pts
Auto	99.6	99.6	—	100.3	100.1	0.2 pts
Homeowners	78.2	74.1	4.1 pts	90.3	82.7	7.6 pts
Underlying combined ratio	88.0	89.3	(1.3) pts	88.0	89.1	(1.1) pts
Auto	96.5	98.6	(2.1) pts	97.1	98.3	(1.2) pts
Homeowners	63.0	62.6	0.4 pts	61.5	63.3	(1.8) pts
Auto and homeowners results reflect Allstate Protection.

•
Allstate brand auto written premium growth of 4.1% in the third quarter of 2016 reflects a 7.7% increase in average premium, which more than offset a 2.5% decline in policies in force. The recorded combined ratio of 99.0 in the third quarter of 2016 was 0.2 points higher than the prior year quarter and was adversely impacted by 3.1 points of catastrophe losses. The underlying combined ratio in the third quarter of 2016 was 2.2 points better than the third quarter of 2015, as higher average premium more than offset increases in frequency and severity.

•
Allstate brand homeowners net written premium declined slightly in the third quarter of 2016 compared to the third quarter of 2015, as average premium increased by 2.0% while policies in force declined by 0.9%. The recorded combined ratio was adversely impacted by higher catastrophe losses compared to the third quarter of 2015, while the underlying combined ratio of 61.1 in the third quarter of 2016 continues to reflect strong underlying profitability. Losses from Hurricane Matthew, an October event, will be disclosed in our October catastrophe release, per our disclosure policy, if total catastrophes for the month exceed $150 million.

•
Esurance net written premium growth of 5.4% compared to the prior year quarter reflects a slight decline in policies in force, which was more than offset by a 6.4% increase in auto average premium. The recorded combined ratio of 109.8 was 3.3 points higher in the third quarter of 2016, primarily driven by higher catastrophe losses. The underlying loss ratio* was 75.7 in the third quarter compared to 73.5 in the prior year quarter, as increased auto frequency and severity more than offset higher average earned premium. The increase in the underlying loss ratio was mostly offset by a reduction in the expense ratio.

•
Encompass net written premium declined by 9.7% and policies in force were 12.6% lower in the third quarter of 2016 compared to the prior year quarter, reflecting the continued focus on improving returns in this business. Both the recorded combined ratio of 98.3 and underlying combined ratio of 89.3 improved in the third quarter of 2016 compared to the same period a year ago.

•
Allstate Financial net income was $80 million and operating income was $94 million in the third quarter of 2016. Operating income was $44 million lower than the prior year quarter, primarily due to lower limited partnership income and reduced interest income from the portfolio repositioning in our annuity business.

•
Net investment income of $748 million declined by $59 million in the third quarter of 2016 from the prior year. This decline reflects lower interest income on market-based investments, driven by the Allstate Financial annuity portfolio repositioning. Solid performance-based results were lower compared to a strong prior year quarter.

•
Net realized capital gains were $33 million in the third quarter of 2016, consistent with the prior year quarter. Net realized gains on sales totaled $121 million, primarily related to ongoing portfolio management. Impairment write-downs were $63 million, including $23 million related to energy investments.

•
Investments carrying value of $81.1 billion was $3.3 billion above carrying value of $77.8 billion at year-end 2015 and included an increase in unrealized net capital gains of $2.0 billion, primarily reflecting increased bond valuations. The portfolio is managed to deliver attractive risk adjusted returns over an intermediate time horizon with performance measured on a current and multiple-year basis.

Allstate Investment Highlights
	Three months ended September 30,			Nine months ended September 30,
($ millions, except ratios)	2016	2015	% / pts Change	2016	2015	% / pts Change
Investment Results
Net investment income	$748	$807	(7.3)	$2,241	$2,446	(8.4)
Realized capital gains and losses	33	33	—	(92)	280	NM
Change in unrealized net capital gains, pre-tax	318	(854)	NM	1,990	(1,719)	NM
Total return on investment portfolio	1.3%	—%	1.3 pts	5.2%	1.2%	4.0 pts
NM = not meaningful

Proactive Capital Management
“Allstate returned $389 million to shareholders during the third quarter of 2016 through a combination of $124 million in common stock dividends and repurchasing $265 million outstanding shares,” said Steve Shebik, chief financial officer. “Share repurchases in the third quarter included $212 million related to the new $250 million accelerated share repurchase (ASR) agreement. As of September 30, 2016, there was $938 million remaining on the $1.5 billion authorization, which is expected to be completed by November 2017. Book value per diluted common share of $51.48 was 8.3% higher than the third quarter of 2015 and 2.9% greater than the second quarter of 2016. Operating income return on common shareholders’ equity was 9.4% as of September 30, 2016.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Thursday, August 4.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Now celebrating its 85th anniversary as an insurer, Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$7,869	$7,650	$23,406	$22,625
Life and annuity premiums and contract charges	571	538	1,701	1,611
Net investment income	748	807	2,241	2,446
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(73)	(186)	(241)	(286)
OTTI losses reclassified to (from) other comprehensive income	—	12	8	20
Net OTTI losses recognized in earnings	(73)	(174)	(233)	(266)
Sales and other realized capital gains and losses	106	207	141	546
Total realized capital gains and losses	33	33	(92)	280
	9,221	9,028	27,256	26,962

Costs and expenses
Property-liability insurance claims and claims expense	5,553	5,255	17,138	15,835
Life and annuity contract benefits	484	460	1,393	1,347
Interest credited to contractholder funds	183	194	558	578
Amortization of deferred policy acquisition costs	1,138	1,092	3,393	3,248
Operating costs and expenses	1,021	992	3,043	3,143
Restructuring and related charges	5	9	21	32
Interest expense	73	73	218	219
	8,457	8,075	25,764	24,402

Gain on disposition of operations	1	2	4	2

Income from operations before income tax expense	765	955	1,496	2,562

Income tax expense	245	305	459	880

Net income	520	650	1,037	1,682

Preferred stock dividends	29	29	87	87

Net income applicable to common shareholders	$491	$621	$950	$1,595

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$1.32	$1.56	$2.54	$3.92

Weighted average common shares – Basic	371.5	397.0	374.4	406.5

Net income applicable to common shareholders per common share – Diluted	$1.31	$1.54	$2.51	$3.87

Weighted average common shares – Diluted	375.9	402.1	378.9	412.4

Cash dividends declared per common share	$0.33	$0.30	$0.99	$0.90

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Property-Liability
Premiums written	$8,311	$8,137	$23,877	$23,320
Premiums earned	$7,869	$7,650	$23,406	$22,625
Claims and claims expense	(5,553)	(5,255)	(17,138)	(15,835)
Amortization of deferred policy acquisition costs	(1,068)	(1,029)	(3,181)	(3,050)
Operating costs and expenses	(888)	(867)	(2,653)	(2,763)
Restructuring and related charges	(5)	(8)	(20)	(29)
Underwriting income	355	491	414	948
Net investment income	310	307	928	957
Periodic settlements and accruals on non-hedge derivative instruments	(1)	(1)	(2)	(2)
Amortization of purchased intangible assets	9	12	27	37
Income tax expense on operations	(221)	(259)	(438)	(637)
Operating income	452	550	929	1,303
Realized capital gains and losses, after-tax	36	(104)	(10)	(55)
Loss on disposition of operations, after-tax	—	(1)	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	1	1
Amortization of purchased intangible assets, after-tax	(5)	(8)	(17)	(24)
Change in accounting for investments in qualified affordable housing projects, after-tax	—	—	—	(28)
Net income applicable to common shareholders	$483	$437	$903	$1,197
Catastrophe losses	$481	$270	$2,269	$1,361
Operating ratios:
Claims and claims expense ratio	70.6	68.7	73.2	70.0
Expense ratio	24.9	24.9	25.0	25.8
Combined ratio	95.5	93.6	98.2	95.8
Effect of catastrophe losses on combined ratio	6.1	3.5	9.7	6.0
Effect of prior year reserve reestimates on combined ratio	1.3	0.6	0.5	0.5
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	—	—	0.1	—
Effect of amortization of purchased intangible assets on combined ratio	0.1	0.2	0.1	0.2
Effect of Discontinued Lines and Coverages on combined ratio	1.3	0.7	0.4	0.2

Allstate Financial
Premiums and contract charges	$571	$538	$1,701	$1,611
Net investment income	427	491	1,281	1,464
Contract benefits	(484)	(460)	(1,393)	(1,347)
Interest credited to contractholder funds	(183)	(191)	(546)	(574)
Amortization of deferred policy acquisition costs	(68)	(61)	(207)	(192)
Operating costs and expenses	(126)	(112)	(370)	(353)
Restructuring and related charges	—	(1)	(1)	(3)
Income tax expense on operations	(43)	(66)	(147)	(195)
Operating income	94	138	318	411
Realized capital gains and losses, after-tax	(14)	125	(46)	235
Valuation changes on embedded derivatives that are not hedged, after-tax	—	(2)	(8)	(3)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(1)	(1)	(3)	(3)
Gain on disposition of operations, after-tax	1	2	3	1
Change in accounting for investments in qualified affordable housing projects, after-tax	—	—	—	(17)
Net income applicable to common shareholders	$80	$262	$264	$624

Corporate and Other
Net investment income	$11	$9	$32	$25
Operating costs and expenses	(80)	(86)	(238)	(246)
Income tax benefit on operations	26	28	77	82
Preferred stock dividends	(29)	(29)	(87)	(87)
Operating loss	(72)	(78)	(216)	(226)
Realized capital gains and losses, after-tax	—	—	(1)	—
Net loss applicable to common shareholders	$(72)	$(78)	$(217)	$(226)
Consolidated net income applicable to common shareholders	$491	$621	$950	$1,595

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	September 30, 2016	December 31, 2015
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $57,775 and $57,201)	$60,306	$57,948
Equity securities, at fair value (cost $4,800 and $4,806)	5,288	5,082
Mortgage loans	4,396	4,338
Limited partnership interests	5,588	4,874
Short-term, at fair value (amortized cost $1,863 and $2,122)	1,863	2,122
Other	3,663	3,394
Total investments	81,104	77,758
Cash	389	495
Premium installment receivables, net	5,799	5,544
Deferred policy acquisition costs	3,886	3,861
Reinsurance recoverables, net	8,922	8,518
Accrued investment income	567	569
Property and equipment, net	1,013	1,024
Goodwill	1,219	1,219
Other assets	2,169	2,010
Separate Accounts	3,469	3,658
Total assets	$108,537	$104,656
Liabilities
Reserve for property-liability insurance claims and claims expense	$25,450	$23,869
Reserve for life-contingent contract benefits	12,228	12,247
Contractholder funds	20,583	21,295
Unearned premiums	12,772	12,202
Claim payments outstanding	934	842
Deferred income taxes	935	90
Other liabilities and accrued expenses	6,122	5,304
Long-term debt	5,110	5,124
Separate Accounts	3,469	3,658
Total liabilities	87,603	84,631
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand shares issued and outstanding, $1,805 aggregate liquidation preference	1,746	1,746
Common stock, $.01 par value, 900 million issued, 368 million and 381 million shares outstanding	9	9
Additional capital paid-in	3,237	3,245
Retained income	39,990	39,413
Deferred ESOP expense	(13)	(13)
Treasury stock, at cost (532 million and 519 million shares)	(24,537)	(23,620)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	56	56
Other unrealized net capital gains and losses	1,902	608
Unrealized adjustment to DAC, DSI and insurance reserves	(141)	(44)
Total unrealized net capital gains and losses	1,817	620
Unrealized foreign currency translation adjustments	(48)	(60)
Unrecognized pension and other postretirement benefit cost	(1,267)	(1,315)
Total accumulated other comprehensive income (loss)	502	(755)
Total shareholders’ equity	20,934	20,025
Total liabilities and shareholders’ equity	$108,537	$104,656

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Nine months ended September 30,
	2016	2015
Cash flows from operating activities	(unaudited)
Net income	$1,037	$1,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	285	275
Realized capital gains and losses	92	(280)
Gain on disposition of operations	(4)	(2)
Interest credited to contractholder funds	558	578
Changes in:
Policy benefits and other insurance reserves	978	500
Unearned premiums	540	762
Deferred policy acquisition costs	(159)	(219)
Premium installment receivables, net	(236)	(290)
Reinsurance recoverables, net	(420)	(133)
Income taxes	30	(60)
Other operating assets and liabilities	41	(127)
Net cash provided by operating activities	2,742	2,686
Cash flows from investing activities
Proceeds from sales
Fixed income securities	19,132	22,796
Equity securities	4,069	2,688
Limited partnership interests	634	795
Mortgage loans	—	6
Other investments	206	178
Investment collections
Fixed income securities	3,430	3,248
Mortgage loans	403	305
Other investments	281	254
Investment purchases
Fixed income securities	(22,282)	(22,928)
Equity securities	(4,113)	(3,238)
Limited partnership interests	(1,128)	(930)
Mortgage loans	(460)	(524)
Other investments	(674)	(743)
Change in short-term investments, net	94	(577)
Change in other investments, net	(60)	(16)
Purchases of property and equipment, net	(190)	(219)
Net cash (used in) provided by investing activities	(658)	1,095
Cash flows from financing activities
Repayments of long-term debt	(16)	(20)
Contractholder fund deposits	785	784
Contractholder fund withdrawals	(1,537)	(1,793)
Dividends paid on common stock	(364)	(365)
Dividends paid on preferred stock	(87)	(87)
Treasury stock purchases	(1,154)	(2,216)
Shares reissued under equity incentive plans, net	123	121
Excess tax benefits on share-based payment arrangements	25	44
Other	35	(1)
Net cash used in financing activities	(2,190)	(3,533)
Net (decrease) increase in cash	(106)	248
Cash at beginning of period	495	657
Cash at end of period	$389	$905

The following table presents the investment portfolio by strategy as of September 30, 2016.

($ in millions)	Total	Market-Based Core	Market-Based Active	Performance-Based Long-Term	Performance-Based Opportunistic
Fixed income securities	$60,306	$52,452	$7,769	$69	$16
Equity securities	5,288	4,297	897	94	—
Mortgage loans	4,396	4,396	—	—	—
Limited partnership interests	5,588	448	—	5,137	3
Short-term investments	1,863	1,575	288	—	—
Other	3,663	2,980	152	520	11
Total	$81,104	$66,148	$9,106	$5,820	$30

Property-Liability	$41,057	$30,015	$7,929	$3,093	$20
Allstate Financial	37,516	33,602	1,177	2,727	10
Corporate & Other	2,531	2,531	—	—	—
Total	$81,104	$66,148	$9,106	$5,820	$30

The following table presents investment income by investment strategy for the three months and nine months ended September 30.

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2016	2015	2016	2015
Market-Based Core	$577	$612	$1,753	$1,881
Market-Based Active	66	52	194	154
Performance-Based Long-Term	147	176	416	515
Performance-Based Opportunistic	—	2	5	7
Investment income, before expense	790	842	2,368	2,557
Investment expense	(42)	(35)	(127)	(111)
Net investment income	$748	$807	$2,241	$2,446

The following table presents investment income by investment type and strategy for the three months and nine months ended September 30, 2016.

($ in millions)	Total	Market-Based Core	Market-Based Active	Performance-Based Long-Term	Performance-Based Opportunistic
Three months ended September 30, 2016
Fixed income securities	$508	$452	$55	$1	$—
Equity securities	31	24	7	—	—
Mortgage loans	56	56	—	—	—
Limited partnership interests	136	1	—	135	—
Short-term investments	4	3	1	—	—
Other	55	41	3	11	—
Investment income, before expense	790	$577	$66	$147	$—
Investment expense	(42)
Net investment income	$748

Property-Liability	$333	$200	$57	$76	$—
Allstate Financial	445	365	9	71	—
Corporate & Other	12	12	—	—	—
Investment income, before expense	$790	$577	$66	$147	$—

Nine months ended September 30, 2016
Fixed income securities	$1,546	$1,374	$165	$3	$4
Equity securities	103	85	18	—	—
Mortgage loans	162	162	—	—	—
Limited partnership interests	383	1	—	382	—
Short-term investments	11	8	3	—	—
Other	163	123	8	31	1
Investment income, before expense	2,368	$1,753	$194	$416	$5
Investment expense	(127)
Net investment income	$2,241

Property-Liability	$997	$617	$169	$208	$3
Allstate Financial	1,334	1,099	25	208	2
Corporate & Other	37	37	—	—	—
Investment income, before expense	$2,368	$1,753	$194	$416	$5

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Operating income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•	valuation changes on embedded derivatives that are not hedged, after-tax,

•
amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•	amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to operating income.
We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income applicable to common shareholders. Taxes on adjustments to reconcile operating income and net income applicable to common shareholders generally use a 35% effective tax rate and are reported net with the reconciling adjustment. If the effective tax rate is other than 35%, this is specified in the disclosure.

($ in millions, except per share data)	For the three months ended September 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2016	2015	2016	2015	2016	2015	2016	2015
Operating income	$452	$550	$94	$138	$474	$610	$1.26	$1.52
Realized capital gains and losses, after-tax	36	(104)	(14)	125	22	21	0.06	0.05
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	—	(2)	—	(2)	—	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(1)	(1)	(1)	(1)	—	—
Amortization of purchased intangible assets, after-tax	(5)	(8)	—	—	(5)	(8)	(0.01)	(0.02)
(Loss) gain on disposition of operations, after-tax	—	(1)	1	2	1	1	—	—
Net income applicable to common shareholders	$483	$437	$80	$262	$491	$621	$1.31	$1.54

	For the nine months ended September 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2016	2015	2016	2015	2016	2015	2016	2015
Operating income	$929	$1,303	$318	$411	$1,031	$1,488	$2.72	$3.61
Realized capital gains and losses, after-tax	(10)	(55)	(46)	235	(57)	180	(0.15)	0.44
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(8)	(3)	(8)	(3)	(0.02)	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(3)	(3)	(3)	(3)	(0.01)	(0.01)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	1	—	—	1	1	—	—
Amortization of purchased intangible assets, after-tax	(17)	(24)	—	—	(17)	(24)	(0.04)	(0.05)
Gain on disposition of operations, after-tax	—	—	3	1	3	1	0.01	—
Change in accounting for investments in qualified affordable housing projects, after-tax (all tax)	—	(28)	—	(17)	—	(45)	—	(0.11)
Net income applicable to common shareholders	$903	$1,197	$264	$624	$950	$1,595	$2.51	$3.87
Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of operating income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2016	2015
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$1,410	$2,390
Denominator:
Beginning common shareholders’ equity (1)	$18,758	$20,583
Ending common shareholders’ equity (1)	19,188	18,758
Average common shareholders’ equity	$18,973	$19,671
Return on common shareholders’ equity	7.4%	12.2%

	For the twelve months ended September 30,
	2016	2015
Operating income return on common shareholders’ equity
Numerator:
Operating income	$1,656	$2,224

Denominator:
Beginning common shareholders’ equity	$18,758	$20,583
Unrealized net capital gains and losses	879	1,827
Adjusted beginning common shareholders’ equity	17,879	18,756

Ending common shareholders’ equity	19,188	18,758
Unrealized net capital gains and losses	1,817	879
Adjusted ending common shareholders’ equity	17,371	17,879
Average adjusted common shareholders’ equity	$17,625	$18,318
Operating income return on common shareholders’ equity	9.4%	12.1%
_____________
(1) Excludes equity related to preferred stock of $1,746 million.
Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income applicable to common shareholders is the most directly comparable GAAP measure. Underwriting income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business. A reconciliation of Property-Liability underwriting income to net income applicable to common shareholders is provided in the “Business Results” page.
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following tables reconcile the respective underlying combined ratio to the combined ratio.

Property-Liability	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)	88.0	89.3	88.0	89.1
Effect of catastrophe losses	6.1	3.5	9.7	6.0
Effect of prior year non-catastrophe reserve reestimates	1.3	0.6	0.4	0.5
Effect of amortization of purchased intangible assets	0.1	0.2	0.1	0.2
Combined ratio	95.5	93.6	98.2	95.8

Effect of prior year catastrophe reserve reestimates	—	—	0.1	—
Underwriting margin is calculated as 100% minus the combined ratio.

Allstate Protection Auto Insurance	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Underlying combined ratio	96.5	98.6	97.1	98.3
Effect of catastrophe losses	3.1	0.5	3.2	1.3
Effect of prior year non-catastrophe reserve reestimates	(0.1)	0.3	(0.2)	0.3
Effect of amortization of purchased intangible assets	0.1	0.2	0.2	0.2
Combined ratio	99.6	99.6	100.3	100.1

Effect of prior year catastrophe reserve reestimates	(0.1)	—	(0.1)	—

Allstate Protection Homeowners Insurance	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Underlying combined ratio	63.0	62.6	61.5	63.3
Effect of catastrophe losses	15.7	12.4	29.0	19.7
Effect of prior year non-catastrophe reserve reestimates	(0.5)	(0.9)	(0.2)	(0.3)
Combined ratio	78.2	74.1	90.3	82.7

Effect of prior year catastrophe reserve reestimates	0.3	0.1	0.3	0.1

Allstate Brand - Total	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Underlying combined ratio	86.9	88.3	86.9	87.8
Effect of catastrophe losses	6.2	3.6	10.0	6.1
Effect of prior year non-catastrophe reserve reestimates	—	(0.1)	—	0.3
Combined ratio	93.1	91.8	96.9	94.2

Effect of prior year catastrophe reserve reestimates	—	(0.1)	0.1	—

Allstate Brand - Auto Insurance	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Underlying combined ratio	95.9	98.1	96.5	97.2
Effect of catastrophe losses	3.1	0.5	3.4	1.3
Effect of prior year non-catastrophe reserve reestimates	—	0.2	(0.2)	0.5
Combined ratio	99.0	98.8	99.7	99.0

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	—	(0.1)

Allstate Brand - Homeowners Insurance	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Underlying combined ratio	61.1	60.9	59.7	62.0
Effect of catastrophe losses	15.4	12.4	29.3	19.5
Effect of prior year non-catastrophe reserve reestimates	(0.6)	(0.8)	(0.3)	(0.4)
Combined ratio	75.9	72.5	88.7	81.1

Effect of prior year catastrophe reserve reestimates	0.3	(0.1)	0.4	0.2

Allstate Brand - Other Personal Lines	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Underlying combined ratio	82.0	82.1	79.1	81.1
Effect of catastrophe losses	6.0	4.5	12.5	8.0
Effect of prior year non-catastrophe reserve reestimates	(0.5)	1.8	(1.2)	0.8
Combined ratio	87.5	88.4	90.4	89.9

Effect of prior year catastrophe reserve reestimates	(0.3)	—	(0.1)	—

Encompass Brand - Total	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Underlying combined ratio	89.3	90.9	90.1	92.7
Effect of catastrophe losses	9.0	5.3	11.2	10.0
Effect of prior year non-catastrophe reserve reestimates	—	5.1	1.8	1.5
Combined ratio	98.3	101.3	103.1	104.2

Effect of prior year catastrophe reserve reestimates	0.3	0.3	—	(0.1)
Underlying loss ratio is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the loss ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends that may be obscured by catastrophe losses and prior year reserve reestimates. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the loss ratio. The underlying loss ratio should not be considered a substitute for the loss ratio and does not reflect the overall loss ratio of our business.
The following table reconciles the Esurance brand underlying loss ratio and underlying combined ratio to the Esurance brand combined ratio.

Esurance Brand - Total	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Underlying loss ratio	75.7	73.5	74.4	75.3
Expense ratio, excluding the effect of amortization of purchased intangible assets	30.3	31.8	30.9	34.1
Underlying combined ratio	106.0	105.3	105.3	109.4
Effect of catastrophe losses	3.3	0.8	2.5	0.9
Effect of prior year non-catastrophe reserve reestimates	(1.0)	(1.6)	(1.0)	(1.1)
Effect of amortization of purchased intangible assets	1.5	2.0	1.5	2.2
Combined ratio	109.8	106.5	108.3	111.4

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